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                            CERTIFICATE OF AMENDMENT
                            ------------------------

     New World Pasta Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY THAT:

     FIRST: The Board of Directors of the Corporation has adopted the following resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

     RESOLVED, that the amendment of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation to read in its entirety as follows (the "Amendment") is hereby proposed and declared to be advisable and in the best interests of the Corporation:

                  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 7,500,000 shares of common stock, each having a par value of one penny ($.01) ("Common Stock"), and 115,000 shares of 12% Cumulative, Redeemable Preferred Stock, each having a par value of one penny ($.01) which shall have the designations, preferences and rights set forth in Article FIFTH (the "12% Preferred Stock"), subject to the qualifications, limitations and restrictions set forth therein.

     SECOND: Thereafter, pursuant to the resolution of its Board of Directors, in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given a written consent to the Amendment in accordance with the provisions of the General Corporation Law of the State of Delaware.

     THIRD: The Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned, this 23rd day of June 2000.


                                              /s/ Mark E. Kimmel
                                              ----------------------------------
                                              Mark E. Kimmel, Vice President and
                                              Secretary